Exhibit 99.1

Southern National Bancorp of Virginia Inc. announces results for the three and nine months ended September 30, 2017, the successful completion of the core data processing system conversion related to its merger of Eastern Virginia Bankshares, Inc., and declares a dividend of $0.08

MCLEAN, Va., Oct. 26, 2017 /PRNewswire/ -- Southern National Bancorp of Virginia Inc. (NASDAQ: SONA) ("Southern National"), and its wholly-owned subsidiary Sonabank, announced today net income of $4.4 million and $3.6 million for the quarter and nine months ended September 30, 2017, respectively. That compares to net income of $2.8 million and $8.1 million for the three and nine months ended September 30, 2016, respectively. Basic and diluted earnings per share for the quarter ended September 30, 2017 were $0.18, while basic and diluted earnings per share for the nine months ended September 30, 2017 were $0.22 and $0.21, respectively. Excluding tax-effected merger costs of $134 thousand for the third quarter of 2017 and $6.5 million for September 30, 2017 year-to-date related to the merger with Eastern Virginia Bankshares, Inc. ("EVBS"), adjusted net income (Non-GAAP) was $4.5 million and $10.1 million for the three and nine months ended September 30, 2017, respectively.

The Board of Directors declared a dividend of $0.08 per share payable on November 24, 2017 to shareholders of record on November 13, 2017. This is Southern National's twenty-fourth consecutive quarterly dividend.

As previously reported, as of the close of business on June 23, 2017, Southern National completed its merger of EVBS with and into Southern National and the completion of the merger of EVBS's wholly-owned subsidiary, EVB, with and into Southern National's wholly-owned subsidiary, Sonabank. This combination has brought together two banking companies with complementary business lines and created one of the premier banking institutions headquartered in the Commonwealth of Virginia. As of September 30, 2017, Southern National had $2.60 billion in total assets, $1.90 billion in total deposits, and $2.04 billion in total loans. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At September 30, 2017, Sonabank had thirty-seven full-service retail branches in Virginia, located in the counties of Chesterfield, Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Results for the third quarter include:

  In September 2017, Southern National and Sonabank successfully completed the core data processing system conversion related to its merger of EVBS and EVB;
  As part of the overall retail branch network restructuring, Sonabank closed one drive-thru facility in July 2017 and two full-service branches on September 15, 2017. In addition, on October 10, 2017, Sonabank opened a new full-service branch in the River's Bend market located in Chesterfield County, Virginia;
  Successfully divested of approximately $29.0 million of EVB's classified and residential troubled debt restructurings (TDRs) loans during July and August of 2017;
  A provision for loan losses of $5.3 million was recorded during the third quarter of 2017. The primary driver of the elevated provision for loan losses was the $5.3 million in charge-offs taken on two loans that were related to the deteriorating financial condition of one long-time borrower of Sonabank, a government contractor, which is experiencing cash flow problems. Management is closely monitoring this situation; and
  Strong operating performance during the first full quarter of the combined company of Southern National and EVBS as evidenced by the 55.90% operating efficiency ratio during the third quarter of 2017. Southern National's earnings directly benefited from cost savings related to the merger of EVBS, including a reduction in the number of full time equivalent employees (FTEs).  As of November 30, 2016 Southern National had 162 FTEs and EVBS had 319 FTEs, for a combined total of 481 FTEs.  As of September 30, 2017, the FTEs for the combined institution has been reduced by 74 FTEs to 407 FTEs, or a reduction of 15.4%.  Further, 16 additional FTE reductions are scheduled to occur during the fourth quarter of 2017, which in total puts us in line with our original estimate.

The Board of Directors and Management are very excited to have combined two great organizations and remain highly optimistic about the future prospects and synergies of the combined entity. With the core data processing system conversion complete, during the fourth quarter of 2017 and forward, Management plans to continue to focus its efforts on realizing cost savings, maximizing revenue enhancement opportunities from the merger of EVBS, while conservatively and prudently growing the balance sheet.

Net Interest Income

Net interest income was $23.9 million in the quarter ended September 30, 2017 compared to $10.4 million during the same period last year. Average loans during the third quarter of 2017 were $2.04 billion compared to $907.3 million during the same period last year. Southern National's net interest margin was 4.02% in the third quarter of 2017 compared to 4.04% during the third quarter of 2016. The yield on average interest-earning assets decreased five basis points to 4.86% during the third quarter of 2017 when comparing to the 4.91% yield on average interest-earning assets during the third quarter of 2016. Cost of funds improved five basis points to 0.88% for the third quarter of 2017 when compared to the 0.93% cost of funds during the third quarter of 2016. The accretion of the discount on loans acquired in the acquisitions of EVBS, Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $1.5 million to net interest income during the three months ended September 30, 2017 compared to $536 thousand during the third quarter of 2016.

Net interest income was $44.9 million during the nine months ended September 30, 2017, compared to $30.3 million during the comparable period in the prior year. Average loans during the nine months ended September 30, 2017 were $1.4 billion compared to $879.6 million during the same period last year. Southern National's net interest margin was 3.88% during the nine months ended September 30, 2017 compared to 4.05% during the same period in 2016. The loan discount accretions on the four aforementioned acquisitions were $2.4 million in the first nine months of 2017 compared to $1.6 million in the same period last year.

Noninterest income

During the third quarter of 2017, Southern National had noninterest income of $2.3 million compared to noninterest income of $1.2 million during the third quarter of 2016. A loss was recorded from the investment in Southern Trust Mortgage ("STM"), Southern National's mortgage affiliate, in the amount of $83 thousand compared to income of $749 thousand during the same quarter last year. This loss was primarily driven by an overall decrease in STM's revenue due to a lower volume of mortgage loan closings. Account maintenance and deposit service fees increased $1.3 million as compared to the same quarter last year, primarily driven by the increased retail deposits acquired in the merger with EVBS. Income from bank-owned life insurance increased $130 thousand when compared to the third quarter of 2016, primarily driven by additional income earned from the increase in bank-owned life insurance policies acquired in the merger with EVBS. Other noninterest income increased $535 thousand as compared to the same quarter last year. This increase was primarily driven by $300 thousand and $137 thousand in recoveries of acquired loan and investment security balances from the EVBS acquisition, respectively. These loan and investment security balances were fully charged off by EVBS prior to its acquisition by Southern National.

Noninterest income increased to $3.1 million in the first nine months of 2017 from $2.7 million in the first nine months of 2016. The increase was primarily due to the $1.4 million increase in account maintenance and deposit service fees as discussed in the previous paragraph. Southern National also recognized increases of $255 thousand and $492 thousand on gains on sales of investment securities and in other noninterest income, respectively. Partially offsetting these increases was a $1.8 million decline in income from the investment in STM, which resulted in a loss of $450 thousand for the nine months ended September 30, 2017.

Noninterest Expense

Noninterest expenses were $14.4 million and $35.3 million during the third quarter and the first nine months of 2017, respectively, compared to $5.4 million and $17.0 million during the same periods in 2016, respectively. Employee compensation and benefits expense totaled $7.8 million and $13.8 million for the three and nine months ended September 30, 2017, respectively. Southern National expects employee compensation and benefits expense to decrease in the fourth quarter of 2017 as the last of the merger-related FTE reductions are scheduled to take place and then begin to normalize in the first half of 2018. Occupancy expenses rose $1.5 million in the third quarter of 2017, to $2.6 million, when compared to the $1.1 million of occupancy expenses recorded during the third quarter of 2016. The increase is in line with the added occupancy expenses associated with the EVBS merger. Year to date, occupancy expense was $4.7 million. Expenses related to the merger with EVBS were $168 thousand and $9.1 million during the third quarter and the first nine months of 2017, respectively, compared to no merger expenses during the same periods last year. Other expenses increased $2.4 million, from $1.3 million recorded in the third quarter of 2016 to $3.7 million recorded in the same period in 2017. The increase is in line with the added expenses associated with the EVBS merger.

Loan Portfolio

Net loan growth in the third quarter of 2017 was $2.0 million. Loan growth during the third quarter was offset by the sale of approximately $29.0 million of EVB's classified and residential TDR loans during July and August of 2017 as well as net charge-offs of $5.2 million.

The composition of our loan portfolio consisted of the following at September 30, 2017 and December 31, 2016:

	Covered Loans (1)	Non-covered Loans	Total Loans	Covered Loans (1)	Non-covered Loans	Total Loans
	September 30, 2017			December 31, 2016
Loans secured by real estate:
Commercial real estate - owner-occupied	$ -	$ 399,799	$ 399,799	$ -	$ 154,807	$ 154,807
Commercial real estate - non-owner-occupied	-	452,797	452,797	-	279,634	279,634
Secured by farmland	-	13,270	13,270	-	541	541
Construction and land loans	-	198,328	198,328	-	91,067	91,067
Residential 1-4 family	9,356	462,545	471,901	10,519	220,291	230,810
Multi- family residential	-	73,547	73,547	-	30,021	30,021
Home equity lines of credit	14,623	137,681	152,304	17,661	11,542	29,203
Total real estate loans	23,979	1,737,967	1,761,946	28,180	787,903	816,083

Commercial loans	-	235,171	235,171	-	115,365	115,365
Consumer loans	-	39,460	39,460	-	856	856
Gross loans	23,979	2,012,598	2,036,577	28,180	904,124	932,304

Less deferred fees on loans	-	(1,396)	(1,396)	-	(1,889)	(1,889)
Loans, net of deferred fees	$ 23,979	$ 2,011,202	$ 2,035,181	$ 28,180	$ 902,235	$ 930,415

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering single family loans expires in December 2019.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended September 30, 2017 was $5.3 million, primarily driven by the aforementioned $5.3 million in charged-off loans of one long-time borrower, compared to $2.1 million for the same period last year. For the nine months ended September 30, 2017, the loan loss provision was $6.9 million compared to $4.1 million for the same period last year. Charge offs, net of recoveries, for the three and nine months ended September 30, 2017 were $5.2 million and $6.2 million, respectively, compared to $2.0 million and $4.0 million, respectively, for the same periods in 2016.

OREO as of September 30, 2017 was $8.1 million compared to $8.6 million as of the end of the previous year.

Non-covered nonaccrual loans were $11.3 million (excluding $1.7 million of loans fully covered by SBA guarantees) at September 30, 2017 compared to $1.6 million (excluding $2.2 million of loans fully covered by SBA guarantees) at the end of last year. Included in the $11.3 million of non-covered nonaccrual loans is a $10.0 million loan extended to a commercial construction real estate company which is secured by commercial real estate properties with appraised values of approximately $14 million. The unguaranteed portions of the nonperforming SBA loans have been charged off. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total non-covered assets decreased from 0.92% at the end of 2016 to 0.75% at September 30, 2017.

Southern National's allowance for loan losses as a percentage of non-covered total loans at September 30, 2017 was 0.46%, compared to 0.95% at the end of 2016. The main factor driving the 49 basis point decline in the allowance for loan losses as a percentage of non-covered total loans in the first nine months of 2017 was the loans acquired from EVBS, totaling $1.04 billion at June 23, 2017, which were marked to fair value at the merger date. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $264.6 million at September 30, 2017 up from $89.2 million at December 31, 2016. The merger with EVBS contributed $182.8 million in available for sale and held to maturity investment securities on June 23, 2017.

Securities in our investment portfolio as of September 30, 2017 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $44.1 million and residential government-sponsored collateralized mortgage obligations in the amount of $62.9 million;
  corporate bonds in the amount of $2.0 million;
  commercial mortgage-backed securities in the amount of $28.1 million;
  SBA loan pool securities in the amount of $26.0 million;
  callable agency securities in the amount of $54.4 million;
  municipal bonds in the amount of $41.5 million with a taxable equivalent yield of 3.43% and ratings ranging from Baa1 to Aaa (Moody's) and BBB to AAA (Standard & Poor's); and
  trust preferred securities in the amount of $5.6 million, $3.0 million of which is Alesco VII A1B which is rated A1 (Moody's).

During the first nine months of 2017, we purchased $11.8 million of callable agency securities. Two callable agency securities in the amount of $5.3 million were called. Additionally, during the second quarter of 2017, as part of our restructuring of our investment securities portfolio, $3.2 million of odd-lot residential government-sponsored mortgage-backed securities and $1.3 million of odd-lot residential government-sponsored collateralized mortgage obligations were sold.

Deposits

Total deposits were $1.90 billion at September 30, 2017 compared to $913.0 million at December 31, 2016. The merger with EVBS contributed $1.15 billion in deposits on June 23, 2017. During the quarter ended September 30, 2017, noninterest-bearing demand deposits, money market accounts and certificates of deposit decreased by approximately $4.6 million, $16.1 million and $81.6 million, respectively.

Stockholders' Equity

Total stockholders' equity increased from $126.3 million at December 31, 2016 to $326.0 million at September 30, 2017 primarily as a result of the consideration paid in the merger with EVBS. Our estimated Tier 1 Risk Based Capital Ratios were 11.07% and 12.94% for Southern National and Sonabank, respectively, as of September 30, 2017.

Reconciliation of Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Southern National uses non-GAAP financial measures, net income and return on average assets and equity excluding merger expenses, to analyze its performance excluding merger related expenses. See reconciliation table on page 9.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$ 23,943	$ 47,392
Investment securities-available for sale	164,237	3,918
Investment securities-held to maturity	100,333	85,300
Stock in Federal Reserve Bank and Federal Home Loan Bank	24,076	7,929
Loans receivable, net of unearned income	2,035,181	930,415
Allowance for loan losses	(9,254)	(8,610)
Net loans	2,025,927	921,805
Intangible assets	107,406	11,388
Bank premises and equipment, net	36,289	8,227
Bank-owned life insurance	50,491	23,826
Deferred tax assets, net	24,921	6,780
Other assets	38,949	25,878
Total assets	$ 2,596,572	$ 1,142,443

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$ 649,786	$ 124,779
Money market accounts	364,420	129,835
Savings accounts	166,030	52,755
Time deposits	723,373	605,613
Total deposits	1,903,609	912,982
Federal Home Loan Bank advances - short term	272,115	95,000
Subordinated notes	56,660	-
Other liabilities	38,178	8,117
Total liabilities	2,270,562	1,016,099
Stockholders' equity	326,010	126,344
Total liabilities and stockholders' equity	$ 2,596,572	$ 1,142,443

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Interest and dividend income	$ 28,811	$ 12,619	$ 55,605	$ 36,583
Interest expense	4,961	2,246	10,659	6,324
Net interest income	23,850	10,373	44,946	30,259
Provision for loan losses	5,250	2,050	6,850	4,062
Net interest income after provision for loan losses	18,600	8,323	38,096	26,197
Account maintenance and deposit service fees	1,518	225	2,098	675
Income from bank-owned life insurance	305	175	631	524
Equity (loss) income from mortgage affiliate	(83)	749	(450)	1,381
(Loss) gain on sales of investment securities	(2)	-	255	-
Other	561	26	580	88
Noninterest income	2,299	1,175	3,114	2,668
Employee compensation and benefits	7,746	2,699	13,750	8,753
Occupancy expenses	2,610	1,066	4,739	3,097
Amortization of intangibles	373	44	502	168
FDIC assessments	186	165	391	478
Amortization of FDIC indemnification asset	173	187	540	606
Net (gain) loss on other real estate owned	(106)	(9)	213	74
Merger expenses	168	-	9,094	-
Other expenses	3,286	1,206	6,101	3,812
Noninterest expense	14,436	5,358	35,330	16,988
Income before income taxes	6,463	4,140	5,880	11,877
Income tax expense	2,089	1,375	2,294	3,757
Net income	$ 4,374	$ 2,765	$ 3,586	$ 8,120

Reconciliation of Non-GAAP Financial Measures

	For the Three Months Ended		For the Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2017	2016	2017	2016
Net income excluding merger expenses
Net income	$ 4,374	$ 2,765	$ 3,586	$ 8,120
Merger expenses	168	-	9,094	-
Income tax effect of adjustment	(34)	-	(2,556)	-
Net income excluding merger expenses (Non-GAAP)	$ 4,508	$ 2,765	$ 10,124	$ 8,120

Return on average assets excluding merger expenses
Return on average assets	0.67%	1.00%	0.28%	1.01%
Effect to adjust for merger expenses	0.02%	-	0.52%	-
Return on average assets excluding merger expenses (Non-GAAP)	0.69%	1.00%	0.80%	1.01%

Return on average equity excluding merger expenses
Return on average equity	5.33%	8.88%	2.31%	8.88%
Effect to adjust for merger expenses	0.17%	-	4.22%	-
Return on average equity excluding merger expenses (Non-GAAP)	5.50%	8.88%	6.53%	8.88%

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Per Share Data:
Earnings per share - Basic	$ 0.18	$ 0.23	$ 0.22	$ 0.66
Earnings per share - Diluted	$ 0.18	$ 0.22	$ 0.21	$ 0.65
Book value per share			$ 13.63	$ 10.20
Tangible book value per share			$ 9.14	$ 9.27
Weighted average shares outstanding - Basic	23,913,080	12,258,270	16,526,345	12,248,025
Weighted average shares outstanding - Diluted	24,218,010	12,429,366	17,411,742	12,401,699
Shares outstanding at end of period			23,916,453	12,261,643

Selected Performance Ratios (1):
Return on average assets	0.67%	1.00%	0.28%	1.01%
Return on average equity	5.33%	8.88%	2.31%	8.88%
Yield on earning assets	4.86%	4.91%	4.80%	4.90%
Cost of funds	0.88%	0.93%	0.98%	0.90%
Net interest margin	4.02%	4.04%	3.88%	4.05%
Operating efficiency ratio (2)	55.90%	46.53%	54.94%	51.41%
Net charge-offs to average loans	0.25%	0.22%	0.46%	0.46%

	As of
	September 30,	December 31,
	2017	2016

Stockholders' equity to total assets	12.56%	11.06%
Tier 1 risk-based capital ratio (estimated for September 30, 2017)	11.07%	12.69%
Intangible assets:
Goodwill	$ 96,990	$ 10,514
Core deposit intangible	10,416	874
Total	$ 107,406	$ 11,388

Non-covered loans and other real estate owned (3):
Nonaccrual loans (4)	$ 12,991	$ 3,795
Loans past due 90 days and accruing interest	-	-
Other real estate owned	8,053	8,617
Total nonperforming assets	$ 21,044	$ 12,412
Allowance for loan losses to total non-covered loans	0.46%	0.95%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.75%	0.92%

(1) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(2) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(3) Applies only to non-covered Sonabank loans and other real estate owned.
(4) Nonaccrual loans include SBA guaranteed amounts totaling $1.7million and $2.2 million at September 30, 2017 and December 31, 2016, respectively.

Contacts:
Joe A. Shearin, President and CEO
Phone: 804-528-4752

Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405

R. Roderick Porter, Executive Vice Chairman
Phone: 202-464-1130 ext. 2406